SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 24, 2006
REMOTE DYNAMICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-26140 (Commission File Number)	51-0352879 (I.R.S. Employer Identification Number)
1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 301-2000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
ITEM 3.02 Unregistered Sales of Equity Securities
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Press Release
NASDAQ Staff Deficiency Letter
Consulting Agreement

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
          On January 30, 2006, Remote Dynamics, Inc. (the “Company”) announced that on January 24, 2006, the Company received a Nasdaq Staff Deficiency Letter from the Nasdaq Listing Qualifications Department indicating that the Company no longer complied with NASDAQ Marketplace Rule 4310(c)(2)(B) based on the company’s filing of its Form 10-Q for the fiscal period ended November 30, 2005 which reported that the company’s stockholders’ equity was below the $2.5 million minimum stockholders’ equity requirement set forth in Marketplace Rule 4310(c)(2)(B).
          The Staff indicated that it was currently reviewing the company’s eligibility for continued listing on The Nasdaq Capital Market and requested that the company provided to the Staff on or before February 8, 2006 its specific plan to achieve and sustain compliance with Nasdaq’s listing requirements, including the time frame for completion of the plan. The Staff further indicated that it would review the Company’s plan, and if the plan did not adequately address the Company’s compliance issues, the Staff would issue written notice to the Company that its securities would be delisted from The Nasdaq Capital Market. Upon receiving the written notice, the Company would have the right to appeal the Staff’s determination to a Listing Qualifications Panel, which would stay the effectiveness of the delisting prior to a decision being rendered by the Panel. The Company is currently reviewing its options regarding compliance with the continued listing requirements.
          If the Company’s common stock is no longer listed on The Nasdaq Capital Market, the Company anticipates that its securities will be traded on the NASD OTC Bulletin Board (“OTCBB”). The OTCBB is a controlled quotation service that offers real-time quotes, last-sale prices and volume information in over-the-counter equities.
          In accordance with Nasdaq Marketplace Rule 6530, in order for the Company’s securities to be eligible to trade on the OTCBB, the Company’s securities must not be listed on The Nasdaq Stock Market (“Nasdaq”) or a registered national securities exchange in the U.S. and the Company must be subject to and current in its filings under Section 13 or 15(d) of the Securities and Exchange Act of 1934.
          The failure of the Company to maintain its common stock listed on The Nasdaq Capital Market would constitute a redemption event under the Company’s Certificate of Designation for the Series B convertible preferred stock entitling the holders of the Company’s Series B convertible preferred stock to force the Company to redeem their shares of Series B convertible preferred stock. The Company may not have the funds available to effect such forced redemption and the holders could take further actions such as forcing the Company into involuntary bankruptcy.
          A copy of the press release, dated January 30, 2006, announcing the Company’s receipt of the Nasdaq Staff Deficiency letter, is attached hereto as Exhibit 99.1. The Nasdaq Staff Deficiency letter is attached hereto as Exhibit 99.2.
ITEM 3.02 Unregistered Sales of Equity Securities.
          On January 24, 2006, the Company entered into a Consulting Agreement (the “Agreement”) with Saffron Capital Management LLC (“Saffron”) whereby Saffron is to provide certain advisory services to the Company.
          In exchange for the services, the Company is obligated to issue to Saffron one million (1,000,000) shares of common stock, par value $0.01 per share of the Company (“Common Stock”), with 500,000 shares being issued upon the execution of the Agreement. The remaining 500,000 shares shall be issued to Saffron contingent upon the Company’s closing of a transaction which results in the Company’s receipt of a minimum of $2,000,000.
          The shares of Common Stock are to be issued to Saffron pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation D promulgated thereunder on the basis of this offering and sale being to only one institutional investor. A copy of the Consulting Agreement is attached hereto as Exhibit 99.3. The Managing Member of Saffron, Raahim Don, is the individual designated by the majority holder of the Company’s Series B convertible preferred stock, SDS Capital Group SPC, Ltd., to serve as a nonvoting observer on the Company’s Board of Directors.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibit. The following exhibit is filed with this document:

Exhibit No.	Description
99.1	Press Release, dated January 30, 2006, announcing the Nasdaq Staff Deficiency letter.

99.2	Nasdaq Staff Deficiency Letter dated January 24, 2006.

99.3	Consulting Agreement executed January 24, 2006 between the Company and Saffron.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.

/s/ J. Raymond Bilbao J. Raymond Bilbao
President, Chief Operating Officer & Secretary
Date: January 30, 2006

Exhibit No.	Description
99.1	Press Release, dated January 30, 2006, announcing the Nasdaq Staff Deficiency letter.

99.2	Nasdaq Staff Deficiency Letter dated January 24, 2006.

99.3	Consulting Agreement executed January 24, 2006 between the Company and Saffron.